EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Astronics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Equity	Preferred stock	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Debt	Debt securities(2)	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Other	Rights(3)	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Other	Warrants(4)	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Equity	Stock Purchase Contracts(5)	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Other	Units(6)	457(o)				$110.20 per $1,000,000	—

Fees to Be Paid	Unallocated (Universal) Shelf	—	457(o)			$150,000,000(1)	$110.20 per $1,000,000	$16,530

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$150,000,000		$16,530

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							$16,530

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The amount to be registered consists of up to $150,000,000 of an indeterminate number of shares of common stock, shares of preferred stock, debt securities, rights, warrants, stock purchase contracts and units. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to pursuant to Instruction 2.A.iii.b of Item 16(b) of Form S-3 under the Securities Act. An indeterminate number or aggregate principal amount, as applicable, of securities of each identified class is being registered as may from time to time be offered on a primary basis at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered hereunder. Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend, recapitalization or similar transaction. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(2)	The debt securities registered hereunder will consist of secured or unsecured debt securities, in one or more series, which may be any of senior, senior subordinated or subordinated debt securities.
(3)	Rights evidencing the right to purchase common stock, preferred stock, debt securities or units.
(4)	Warrants exercisable to purchase common stock, preferred stock, debt securities or units.
(5)	Stock purchase contracts with respect to either common stock or preferred stock.
(6)	Units may consist of any combination of the securities registered hereunder.